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                                                                   EXHIBIT 08.01

[COOLEY GODWARD LLP LETTERHEAD]


October __, 2000


Quokka Sports, Inc.
525 Brannan Street
Ground Floor
San Francisco, CA 94107


Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Merger and Reorganization dated as of July 20, 2000, (the "Reorganization Agreement") by and among Quokka Sports, Inc., a Delaware corporation ("Acquiror"), and Total Sports Inc., a Delaware corporation ("Target").

Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to Acquiror in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

         (a) the Reorganization Agreement;

         (b) the Registration Statement;

         (c) those certain tax representation letters dated October __, 2000, and delivered to us by Acquiror and Target (the "Tax Representation Letters"); and

         (d) such other instruments and documents related to the formation, organization and operation of Acquiror and Target and to the consummation of the Merger and the other transactions contemplated by the Reorganization Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that: